EXHIBIT 99.1

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of ON-SITE MEDIA, INC (the “Company”) hereby constitutes and appoints Loren W. Willman or Kenneth L. Maul, or either of them, as proxy of the undersigned, with full power of substitution and revocation, to vote all shares of the common stock of the Company standing in the undersigned’s name on the books of the Company, at the special meeting of shareholders to be held at 10:00 a.m., local time, at             , on             ,             , 2004, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present at the meeting.

The undersigned hereby instructs the said proxies (i) to vote in accordance with the instruction marked on the reverse side on the proposal to approve and adopt the agreement and plan of merger by and between the Company, Cotelligent, Inc. and Watchit Media USA, Inc. (as assignee of Recency Media USA, Inc.) and Certain Stockholders of the Company, but, if no instruction is marked on the reverse side, to vote FOR approval of the agreement and plan of merger.

The undersigned hereby acknowledges receipt of the notice of meeting and the proxy statement/ prospectus dated             , 200            , relating to the special meeting of shareholders. The agreement and plan of merger being voted on at the special meeting is attached to the proxy statement/prospectus as Appendix A.

Please Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.

(Continued – To Be Signed On Reverse Side)

The Board of Directors recommends a vote “FOR” Proposal 1.

PROPOSAL	1:

To approve and adopt the Agreement	☐ FOR	☐ AGAINST	☐ ABSTAIN
and Plan of Merger dated as of November 24, 2003,
by and between Cotelligent, Inc., Watchit Media
USA, Inc. (as assignee of Recency Media USA, Inc.),
On-Site Media, Inc. and Certain of the
Stockholders of On-Site Media, Inc.,
in the form attached as Appendix A to the
proxy statement/prospectus
dated , 200 .

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1. All prior proxies are hereby revoked.

Signature(s)

Dated , 2004

Please sign exactly as your name(s) appear(s) on this Proxy. If held by more than one owner, each owner must sign. Trustees, administrators, etc. should include full title. A corporation should provide its full name and the title of the authorized officer signing this Proxy.

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD USING THE ENCLOSED ENVELOPE.